Exhibit 10.4

TAX GROSS UP AGREEMENT

         This Tax Gross Up Agreement (this "Agreement") is entered into this 3rd day of November, 2004 by and between MB Financial, Inc. (the "Company") and Thomas D. Panos (the "Employee").

         WHEREAS, it is possible that the Employee may receive or be entitled to receive payments or benefits from the Company and/or its subsidiaries ("Payments") in connection with or arising from a Change in Control (as hereinafter defined), or an associated event linked to a Change in Control, which could result in the receipt by the Employee of an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"));

         WHEREAS, if the Employee receives an "excess parachute payment" from the Company and/or any of its subsidiaries, the Employee will be subject to a 20% excise tax under Section 4999 of the Code;

         WHEREAS, it is the intention of the parties that the Employee should not be subject to any penalty tax by virtue of any Payments unless his employment ceases due to a Termination for Cause or a Voluntary Termination (as such terms are hereinafter defined); and

         WHEREAS, it has been agreed to by the Company and the Employee that if the Employee is subject to an excise tax under Section 4999 by virtue of any Payments, then the Company shall make an additional cash payment or cash payments to the Employee that will provide the Employee with sufficient funds, on an after tax basis, to pay the penalty tax imposed on any such Payment and the penalty tax imposed on the additional cash payment or payments, unless the Employee's employment ceases due to a Termination for Cause or a Voluntary Termination.

         NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by the parties as follows:

         1.         Definition of Certain Terms.

          (a)         "Change in Control" means a change in ownership of the Company or a significant financial institution subsidiary of the Company that independently or in conjunction with another event (such as a termination of the employment of the Employee) would result in the Employee receiving an "excess parachute payment" under Section 280G of the Code.

          (b)         "Termination for Cause" means termination of the employment of the Employee by the Company or a Company subsidiary at any time prior to or within one year following a Change in Control because of the Employee's willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of his written employment agreement, if any, with the Company or a Company subsidiary. No act or failure to act

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by the Employee shall be considered willful unless the Employee acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or a Company subsidiary. The Employee shall not be subject to or experience a Termination for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the "Board") at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described above and specifying the particulars thereof in detail.

          (c)         "Voluntary Termination" means the termination of employment by the Employee voluntarily within one year prior to or within one year after a Change in Control; except a Voluntary Termination shall not include a termination by the Employee due to (i) death, (ii) disability, (iii) retirement after age 65, (iv) a requirement by the Company or a Company subsidiary, without the Employee's written consent, that the Employee perform his services at a location that is not within a 35 mile radius of downtown Chicago, Illinois, other than reasonable travel requirements, (v) a reduction in the Employee's base annual salary without his written consent, unless such reduction occurs at least 6 months prior to a Change in Control and is applied on a uniform and equitable basis to all members of senior management, or (vi) a material reduction in the Employee's contractual incentive or bonus compensation or benefits, if any, without his written consent.

         2.         Adjusted Gross Up Payment and Additional Gross Up Payment. In the event that any Payments would be subject to excise tax under Section 4999 of the Code (such excise tax and any penalties and interest collectively, the "Penalty Tax"), the Company shall pay to the Employee in cash an additional amount equal to the Adjusted Gross Up Payment. The "Adjusted Gross Up Payment" shall be an amount such that after payment by the Employee of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Employee retains on an after tax basis a portion of such amount equal to the aggregate of 100% of the Penalty Tax imposed upon the Payment and 100% of the Penalty Tax imposed upon the Adjusted Gross Up Payment. For purposes of determining the amount of the Adjusted Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits subject to the Penalty Tax shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. The Adjusted Gross Up Payment less required tax withholding shall be paid by the Company to the Employee on the earlier of (i) the date the Company and/or any of its subsidiaries is required to withhold tax with respect to any Payment or (ii) the date any Penalty Tax is required to be paid by the Employee. In the event that, after the Adjusted Gross Up Payment is made, the Employee becomes entitled to receive a refund of any portion of the Penalty Tax, the Employee shall promptly pay to the Company 100% of such Penalty Tax refund attributable to the Payment (together with 100% of any interest paid or credited thereon by the Internal Revenue Service) and 100% of the Penalty Tax refund attributable to the Adjusted Gross Up Payment (together with 100% of any interest paid or credited thereon by the Internal Revenue Service). As a result of the uncertainty regarding the application of Section 4999 of the Code, it is possible

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that the Internal Revenue Service may assert that the Penalty Tax due is in excess of the amount of the anticipated Penalty Tax used in calculating the Adjusted Gross Up Payment (such excess amount is hereafter referred to as the "Underpayment"). In such event, the Company shall pay to the Employee, in immediately available funds, at the time the Underpayment is assessed or otherwise determined, an additional amount equal to the Additional Gross Up Payment. The "Additional Gross Up Payment" shall be an amount such that after payment by the Employee of all federal, state, local, employment and medicare taxes thereon (and any penalties and interest with respect thereto), the Employee retains on an after tax basis a portion of such amount equal to the aggregate of (i) 100% of the portion of the Underpayment attributable to the Payment, (ii) 100% of the portion of the Underpayment attributable to the Adjusted Gross Up Payment and (iii) 100% of the Penalty Tax imposed on the Additional Gross Up Payment. Notwithstanding the foregoing, in the event the Employee experiences a Termination for Cause or a Voluntary Termination, then in that event, (a) if such termination occurs prior to the payment to the Employee of any Adjusted Gross Up Payment, then the Employee shall not be entitled to receive any Adjusted Gross Up Payment or Additional Gross Up Payment or (b) if such termination occurs after an Adjusted Gross Up Payment has been made to the Employee, then the Employee shall remit to the Company within five days after such termination the full amount of the Adjusted Gross Up Payment and Additional Gross Up Payments theretofor paid to the Employee and the Employee shall not be entitled to receive any other payments pursuant to this Section 2. However, if it is later determined that the Employee's Termination for Cause was improper, then the Employee shall be entitled to receive the Adjusted Gross Up Payment and Additional Gross Up Payment, together with any actual consequential and incidental damages arising from the delay in his receipt of such payments.

         3.         Repeal and Relacement of Contrary Provisions. In the event the Company and/or its subsidiaries, on the one hand, and the Employee, on the other hand, are parties to any agreement or arrangement, including without limitation, any employment agreement, change in control agreement, severance agreement or arrangement, stock option agreement, restricted stock agreement, that provides for (a) a reduction of payments or benefits to the Employee so that the payments or benefits do not become nondeductible pursuant to or by reason of Section 280G of the Code or (b) a limitation on the circumstances under which a tax gross up payment is to be paid, or the amount of a gross up payment to be paid, to the Employee, (the "Contrary Provisions"), such Contrary Provisions are hereby repealed and terminated and superceded and replaced by the provisions of Section 2 of this Agreement, to the extent applicable, entitling the Employee to full and complete tax gross up protection for Penalty Taxes.

         4.         Final Agreement and Binding Effect. This Agreement represents the final agreement between the parties relating to the subject matter hereof, and may only be modified or amended by subsequent writing that is executed by the parties. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Employee and his or her estate, heirs and beneficiaries.

         5.         Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

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         6.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         This Agreement has been executed by the parties hereto as of the date first above written.

MB FINANCIAL, INC.

By	/s/ Jill E. York Jill E. York

EMPLOYEE

/s/ Thomas D. Panos Thomas D. Panos

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